Exhibit 99.1

La Jolla Pharmaceutical Company Announces Financial Results for the Three and Six Months
Ended June 30, 2018 and Recent Corporate Progress

SAN DIEGO, CA - August 8, 2018 - La Jolla Pharmaceutical Company (Nasdaq: LJPC), a leader in the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today announced financial results for the three and six months ended June 30, 2018 and highlighted recent corporate progress.

Recent Corporate Progress

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In August 2018, La Jolla announced that the Centers for Medicare & Medicaid Services (CMS) had granted a New Technology Add-on Payment (NTAP) for GIAPREZATM (angiotensin II) Injection for Intravenous Infusion. The NTAP program provides additional reimbursement to hospitals beyond the Medicare Severity Diagnosis-Related Group (MS-DRG) reimbursement for specific products that meet strict criteria for the treatment of Medicare patients. The amount of the NTAP is equal to 50% of the amount by which the covered costs exceed the MS-DRG reimbursement, or 50% of the cost of the drug, whichever is less. The NTAP for GIAPREZA is effective for the CMS 2019 fiscal year, which begins on October 1, 2018, and is expected to continue for a period of up to two or three years, after which the MS-DRG payments will be adjusted based on hospital-reported costs and utilization. The NTAP program is only available to new drugs that represent an advance in medical technology that substantially improves, relative to technologies previously available, the treatment of Medicare patients.

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In June 2018, La Jolla announced that the Marketing Authorization Application (MAA) for GIAPREZA was validated by the European Medicines Agency (EMA). Validation of the MAA confirms that the submission is complete and starts the EMA’s centralized review process. La Jolla submitted the GIAPREZA MAA for the treatment of hypotension in adults with distributive or vasodilatory shock who remain hypotensive despite fluid and vasopressor therapy. The MAA is based on data from the ATHOS-3 Phase 3 study, which establishes the safety and efficacy of GIAPREZA in the proposed indication. If approved, GIAPREZA could be available for marketing in the European Union in the second half of 2019.

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In June 2018, two presentations on LJPC-401 (synthetic human hepcidin) were given at the 23rd Congress of the European Hematology Association (EHA). The first was an oral presentation, entitled “A Phase 1, Open-Label Study to Determine the Safety, Tolerability, and Pharmacokinetics of Escalating Doses of LJPC-401 (Synthetic Human Hepcidin) in Patients with Iron Overload.” The second was a poster presentation, entitled “A Phase 1, Placebo-Controlled Study to Determine the Safety, Tolerability, and Pharmacokinetics of Escalating Subcutaneous Doses of LJPC-401 (Synthetic Human Hepcidin) in Healthy Adults.”

“Since GIAPREZA’s launch in March, more than 200 hospitals have approved GIAPREZA for inclusion on their formularies,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “This is an important first step in GIAPREZA’s commercial roll-out, as it allows physicians and pharmacists to begin integrating GIAPREZA into their hospital systems and lays the groundwork for potential routine use in their practice.”

Results of Operations

For the three and six months ended June 30, 2018, La Jolla recognized GIAPREZA net product sales of $1.6 million and $2.4 million, respectively. La Jolla launched GIAPREZA in March 2018. La Jolla’s net loss for the three and six months ended June 30, 2018 was $52.8 million and $103.3 million, or $2.02 per share and $4.22 per share, respectively, compared to $26.7 million and $50.0 million, or $1.21 per share and $2.46 per share, respectively, for the same periods in 2017.

As of June 30, 2018, La Jolla had $241.4 million in cash and cash equivalents, compared to $90.9 million as of December 31, 2017. Cash used for operating activities for the six months ended June 30, 2018 was $83.4 million, compared to $41.2 million for the same period in 2017.

Exhibit 99.1

Conference Call Details

The Company will host a conference call and webcast today, August 8, 2018, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call can be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please provide the operator with the conference ID number 2692098 to join the conference call or click here for the webcast. An archive of the conference call and webcast will be available on La Jolla’s website for 30 days following the call.

About Shock and Septic or Other Distributive Shock

Over 1 million Americans are affected by shock on an annual basis, with 1 in 3 patients being treated for shock in the intensive care unit. Distributive shock is the most common type of shock in the inpatient setting with approximately 800,000 distributive shock cases in the United States per year. Of these cases, an estimated 90% are septic shock patients. Approximately 300,000 do not achieve adequate blood pressure response with standard of care vasopressor therapy (catecholamines and vasopressin). The inability to achieve or maintain adequate blood pressure results in inadequate blood flow to the body’s organs and tissue and is associated with a mortality rate exceeding most acute conditions requiring hospitalization. In the European Union, the annual incidence of sepsis in adults is estimated to be more than 500,000, with more than 170,000 progressing to septic shock.

About GIAPREZA

In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor to increase blood pressure in adults with septic or other distributive shock. GIAPREZA mimics the body’s endogenous regulatory peptide that is central to the renin-angiotensin-aldosterone system to increase blood pressure. Prescribing information for GIAPREZA is available at www.giapreza.com. GIAPREZA is marketed by La Jolla Pharmaceutical Company on behalf of La Jolla Pharma, LLC, its wholly owned subsidiary.

IMPORTANT SAFETY INFORMATION

Contraindications

None

Warnings and Precautions

There is a potential for venous and arterial thrombotic and thromboembolic events in patients who receive GIAPREZA. Use concurrent venous thromboembolism (VTE) prophylaxis.

Adverse Reactions

The most common adverse reactions that were reported in greater than 10% of GIAPREZA-treated patients were thromboembolic events.

Drug Interactions

Angiotensin converting enzyme (ACE) inhibitors may increase response to GIAPREZA. Angiotensin II receptor blockers (ARB) may reduce response to GIAPREZA.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.
For additional information, please see Full Prescribing Information.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. GIAPREZA™ (angiotensin II), formerly known as LJPC-501, was approved by the U.S. Food and Drug Administration (FDA) on December 21, 2017 as a vasoconstrictor to increase blood pressure in adults with septic or other distributive shock. LJPC‑401 (synthetic human hepcidin), a clinical-stage investigational product, is being developed for the

Exhibit 99.1

potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. For more information, please visit www.ljpc.com.

Forward-looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to expectations regarding future events or La Jolla’s future results of operations. These statements are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. La Jolla cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties and other factors are described in greater detail in La Jolla’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s website at www.sec.gov. These risks include, but are not limited to, risks relating to: our ability to successfully commercialize, market and achieve market acceptance of GIAPREZA and other product candidates; potential market sizes, including for septic or other distributive shock; the expected impact of the NTAP designation for GIAPREZA; the success of development activities for LJPC-401 and other product candidates, including post-approval studies for GIAPREZA; the successful and timely completion of clinical trials; unforeseen safety issues from the administration of product and product candidates in patients; the expected duration over which La Jolla’s cash balances will fund its operations; and other risks and uncertainties identified in our filings with the SEC. Forward-looking statements are presented as of the date of this press release, and La Jolla expressly disclaims any intent to update any forward‑looking statements to reflect the outcome of subsequent events.

Exhibit 99.1

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Net product sales	$1,593	$—	$2,402	$—
Total revenue	1,593	—	2,402	—
Operating expenses
Cost of product sales	129	—	187	—
Research and development	30,867	20,808	59,296	38,573
Selling, general and administrative	22,164	6,022	45,180	11,525
Total operating expenses	53,160	26,830	104,663	50,098
Loss from operations	(51,567)	(26,830)	(102,261)	(50,098)
Interest (expense) income, net	(1,211)	101	(1,045)	129
Net loss	$(52,778)	$(26,729)	$(103,306)	$(49,969)
Net loss per share, basic and diluted	$(2.02)	$(1.21)	$(4.22)	$(2.46)
Weighted-average common shares outstanding, basic and diluted	26,182	22,123	24,462	20,277

Exhibit 99.1

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$241,427	$90,915
Accounts receivable, net	372	—
Inventory	939	—
Prepaid expenses and other current assets	5,282	3,147
Total current assets	248,020	94,062
Property and equipment, net	24,211	24,568
Restricted cash	909	909
Total assets	$273,140	$119,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,069	$11,484
Accrued expenses	6,952	703
Accrued payroll and related expenses	4,618	4,995
Deferred rent, current portion	1,370	1,370
Total current liabilities	19,009	18,552
Deferred rent, less current portion	14,161	12,785
Deferred royalty obligation, net	124,303	—
Total liabilities	157,473	31,337
Shareholders’ equity:
Common Stock, $0.0001 par value; 100,000,000 shares authorized, 26,218,522 and 22,167,529 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	3	2
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,906 shares issued and outstanding at June 30, 2018 and December 31, 2017; and liquidation preference of $3,906 at June 30, 2018 and December 31, 2017	3,906	3,906
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 2,737 shares issued and outstanding at June 30, 2018 and December 31, 2017; and liquidation preference of $2,737 at June 30, 2018 and December 31, 2017	2,737	2,737
Additional paid-in capital	933,841	803,071
Accumulated deficit	(824,820)	(721,514)
Total shareholders’ equity	115,667	88,202
Total liabilities and shareholders’ equity	$273,140	$119,539

Exhibit 99.1

Company Contacts

Sandra Vedrick
Director, Investor Relations & Human Resources
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1135
Email: svedrick@ljpc.com

and

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1040
Email: dmulroy@ljpc.com